EXHIBIT 10.14

Intrexon Corporation

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”), dated as of August 31, 2006 (the “Effective Date”), is made and entered into by and between Intrexon Corporation (the “Company”), and Thomas D. Reed (the “Executive”) and replaces and supercedes that certain Amended and Restated Employment Agreement between the Company and the Executive dated as of February 28, 2006.

WITNESSETH:

WHEREAS, the Company has engaged the Executive for the positions of Chief Science Officer of the Company; and

WHEREAS, the Company, in which the Executive is a direct or indirect owner, is entering into a Series C Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), with a certain investor (the “Investor”) pursuant to which such Investor will purchase Series C Convertible Preferred Stock in the Company; and

WHEREAS, a condition to closing in the Purchase Agreement is that the Executive enter into an employment agreement substantially in the form of this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive upon the terms and conditions provided in this Agreement and the Executive desires to be employed by the Company upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the investment by the Investor in the Company, the Executive’s current employment with the Company and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is mutually acknowledged, the parties hereto hereby agree as follows:

1.	Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein.

(a)	Position, Duties and Reporting.

The Executive shall serve as Chief Science Officer of the Company and shall perform all duties customarily attendant to the position of Chief Science Officer and shall include those duties reasonably assigned to Executive from time to time by the Board of Directors of the Company (the “Board”).

(b)	Exclusive Services.

During the term hereof, except as otherwise set forth herein, the Executive (i) will devote his full business time, attention and best efforts, consistent with the nature of his position as set forth herein, to the affairs of the Company; provided, however, that the Executive may make personal investments, be involved in other businesses or engage in other activities for any charitable or other non-profit institution, to the extent that his other activities do not conflict with the time and attention required for the successful operation of the Company, (ii) will faithfully serve the Company and in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and (iii) except as provided in (i) above, will not, without the prior written approval of the Board, directly or indirectly, engage or participate in, or become employed by, or become a director, officer or partner of, or render advisory services to, or provide other services in connection with, any business activity other than that of the Company or any of its affiliates.

2.	Compensation and Benefits.

(a)	Salary and Bonus.

The Company shall pay the Executive an annual base salary (“Salary”) of One Hundred Twenty Thousand Dollars ($120,000) per annum, payable in accordance with the Company’s normal payroll practices, less applicable withholdings (e.g., state and federal income taxes). The Salary and the Executive’s performance shall be reviewed on a calendar-quarterly basis in accordance with the quarterly milestones established by the Board and, based on such review, the Executive may be entitled to receive an aggregate annual bonus up to an amount equal to twenty percent (20%) of the then-current Salary.

(b)	Regular Reimbursed Business Expenses.

The Company will reimburse the Executive for all reasonable business- related expenses incurred in the performance of his duties for the Company during the duration of the Agreement.

(c)	Participation in Benefit Plans.

The Executive shall be eligible to participate in such pension, savings, medical, dental, disability, life insurance and other welfare or fringe benefit plans sponsored by the Company in accordance with the generally applicable terms and conditions of each such plan. Nothing in this Agreement shall be construed as obligating the Company to continue in full force and effect any plan, program or perquisite, and the Company shall have the full power and authority, subject to the terms of such plan, program or perquisite, to amend, modify, replace or terminate any plan, program or perquisite or any part thereof to which the Executive is or may be entitled to participate.

(d)	The Executive shall be entitled to take vacation in accordance with the company’s vacation policy.

3.	Termination.

Executive is hired for an indefinite term. Nothing in this Agreement shall be construed as constituting a commitment or guarantee of any kind that the Company shall continue to employ Executive for any specific or fixed period of time, nor shall this Agreement limit in any way the right of either party to terminate the employment relationship at any time and for any or no reason other than as may be provided herein. By the Executive’s signing of this Agreement, he acknowledges and agrees that Executive’s employment is “at will.”

(a)	Resignation.

The Executive acknowledges that the Executive’s unannounced resignation would disrupt the business of the Company, and in return for this Agreement agrees to limit the Executive’s right to terminate the Executive’s employment to allow an orderly transition. The Executive may resign his position with the Company and terminate this Agreement by giving the Company thirty (30) days’ written notice of the Executive’s intention to resign. If requested by the Company, the Executive agrees to cooperate in training the Executive’s successor(s) for such thirty (30) day period following notice of the Executive’s intention to resign. The Company reserves the right to request the Executive to leave prior to the end of the notice period should it be determined in its sole discretion that this course of action is appropriate.

(b)	Death.

Upon the Executive’s death, this Agreement shall immediately terminate and payment of compensation to the Executive shall cease.

(c)	Disability.

Should the Executive become disabled during the term of this Agreement so as not to be able to perform the Executive’s obligations under this Agreement on account of illness or disability, the payment of compensation benefits shall continue to be made to him under this Agreement in accordance with the Company’s policy currently in effect for other active company employees of like position, and if he is unable to resume his duties under this Agreement at the end of such continuation period, this Agreement shall terminate and the payment of compensation to the Executive shall cease, except for those benefits to which he is entitled solely by reason of his illness or disability pursuant to any plan or program that the Company then has in effect.

(d)	Termination for Cause.

Notwithstanding any other provision of this Agreement, the Company reserves the right to discharge the Executive and terminate this Agreement immediately for “cause” without prior notice. “Cause” for termination shall exist when the Company determines that the Executive has committed any of the following actions or has authorized or directed others to engage in the following activities: (1) any intentional misapplication by Executive of the Company’s funds, or any other act of dishonesty committed by the Executive that is injurious to the Company; (2) any conviction of a felony involving moral turpitude; (3) any material breach, non-performance or non-observance of any of the terms of this Agreement if such breach, non-performance or non-observance shall continue uncorrected beyond a period of thirty (30) days immediately after written notice thereof by the Board to the Executive; (4) any act by the Executive constituting willful or deliberate malfeasance or gross negligence in the performance of the Executive’s duties; (5) consistent refusal or failure to comply with reasonable directives of the Board, provided that the Executive has received written notice of such refusal or failure and such refusal or failure shall continue uncorrected for thirty (30) days after the date of Executive’s receipt of such written notice; or (6) material violation of any statutory or common law duty of loyalty to the Company.

4.	Tax Withholding.

All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to applicable withholdings (e.g., state and federal income taxes), consistent with paragraph 2(a).

5.	Trade Secrets and Confidential Information.

The Executive agrees that the Company is engaged in the highly competitive business of developing, producing and selling genetic tools used to modulate subcellular protein-protein interactions (the “Business”). The Company’s involvement in this Business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable Trade Secrets and Confidential Information (as defined below) that are peculiar to the Company’s Business and the disclosure of which would cause the Company great and irreparable harm. The Executive agrees and understands that the Company’s Trade Secrets and Confidential Information are the subject of dedicated efforts to maintain its secrecy and confidentiality. The Executive shall devote his best efforts to ensure the secrecy and confidentiality of the Company’s Trade Secrets and Confidential Information.

(a)	The term “Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that derives independent economic value from not being generally known, and not being readily ascertainable through proper means, to the Company’s competitors or other person who can obtain economic value from its use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, testing, validation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services. This includes, but is not limited to:

(i)	software (including source and object code), algorithms, inventions, designs, concepts, discoveries, improvements, computer processing systems, techniques, methodologies, formulas, processes, compilations of information, data, models, photographs, know-how, machines, plans, use documentation, functional overviews, screen layouts, report layouts, processing flow charts and other work products, drawings, proposals, job notes, reports, records and specifications, whether the foregoing have been developed by or for the Company or otherwise obtained by the Company;

(ii)	customer or prospective customer or referral lists, agreements, prospects, strategies, plans, records, files or other similar information;

(iii)	project agreements, product agreements, service agreements, sales contracts, licenses, negotiations, strategies, plans’, records, forms or files;

(iv)	the Company policy and operating manuals or procedures, work-flow systems, product-design processes and systems and strategies for providing services;

(v)	the Company performance or financial statements or other such information;

(vi)	product, application and service price lists, forms, contracts, marketing or other research and development data and the results thereof or related information; and

(vii)	product, application and service testing or evaluation results or similar information.

(b)	The term “Confidential Information” means any data or information and documentation, in addition to that which is a Trade Secret, which is valuable to the Company and not generally known to the public, including but not limited to:

(i)	financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes or purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;

(ii)	supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company the details of which are not generally known;

(iii)	marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions;

(iv)	personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, termination or reasons therefor, training methods, performance or other employee information; and

(v)	customer information, including but not limited to any customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers.

6.	Ownership of Inventions.

(a)

Any and all inventions, discoveries, improvements, products or creations (collectively, “Creations”) that the Executive has conceived or made or may conceive or make during the period of employment that are in any way, directly or indirectly, connected with the Company, shall be the sole and exclusive property of the Company. The Executive agrees that all copyrightable or patentable works created by the Executive under the Company’s direction, or in connection with the Company’s business are “works made for hire” and shall be the sole and complete property of the Company, and that any and all copyrights or patents to such works shall belong to the Company, and the Executive shall execute all documents that may be necessary to convey or assign any rights the Executive may have in such Creations. To the extent such works are not deemed to be “works made for hire,” the Executive hereby assigns all proprietary rights, including copyright, in these works to the Company without further compensation.

(b)	The Executive further agrees to (i) disclose promptly to the Company all such Creations that the Executive has made or may make solely, jointly, or commonly with others; (ii) assign all such Creations to the Company; and (iii) execute and sign any and all applications, assignments or other instruments that the Company may deem necessary in order to enable it, at its expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to the Company all right, title and interest in such Creation.

7.	Non-Disclosure of Trade Secrets and Confidential Information.

The Executive agrees that he will not, during the course of his employment by the Company and for so long thereafter as the pertinent information or documentation remain Trade Secrets or Confidential Information, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Trade Secrets or Confidential Information, except as specifically required in the performance of his duties for the Company.

8.	Non-Solicitation of Customers.

(a)	The Executive agrees that while employed by the Company, he will have contact with and become aware of the Company’s customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. The Executive further agrees that loss of such customers will cause the Company great and irreparable harm.

(b)	The Executive agrees that for fifteen (15) months after the cessation of his employment, he will not directly or indirectly solicit, contact, call upon, or attempt to communicate with any customer, former customer or prospective customer of the Company for the purpose of any business relating to or competing with that of the Company, including, without limitation, the development, production and sale of genetic tools used to modulate subcellular protein-protein interactions. This restriction shall apply only to any customer, former customer or prospective customer of the Company with whom the Executive had contact during that last one (1) year of his employment with the Company. For the purposes of this paragraph, “contact” means interaction between the Executive and the customer, former customer or prospective customer that takes place to further the business relationship, or performing services for the customer, former customer or prospective customer on behalf of the Company.

9.	Non-Solicitation of Employees.

The Executive agrees that for fifteen (15) months after the cessation of his employment he will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of the Company with whom the Executive had contact during his employment with the Company. For the purposes of this paragraph, “contact” means any interaction whatsoever between the Executive and the other employee.

10.	Return of Property.

The Executive agrees that he will deliver to the Company upon the cessation of his employment, whether voluntary or involuntary, and at any other time upon the Company’s request, (i) all memoranda, notes, records, computer programs, computer files, drawings or other documentation, whether made or compiled by the Executive alone or with others or made available to him while employed by the Company, including, but not limited to, those pertaining to Creations, Trade Secrets, Confidential Information or other inventions and works of the Company or its clients; (ii) all Creations, Trade Secrets, Confidential Information and other inventions and works of the Company or its clients in the Executive’s possession, custody or control; and (iii) all other information and property belonging to the Company. The Executive will not retain any written or other tangible material containing any information concerning or disclosing any of the Creations, Trade Secrets or Confidential Information of the Company or its clients. The Executive recognizes that the unauthorized taking or disclosure of any of such information or materials could also result in both civil and criminal liability.

11.	Prior Commitments.

By this Agreement, the Executive acknowledges and represents that he has no other agreements, relationships or commitments to any other person or entity that conflict with his obligations to the Company under this Agreement. The Executive will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or trade secrets of others. The Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

12.	Waiver of Breach.

The Company’s waiver of a breach of any provision of this Agreement by the Executive does not waive any subsequent breach by the Executive, nor does the Company’s failure to take action against any other employee for similar breached operate as a waiver by the Company of a breach.

13.	Court’s Right to Modify Restrictions.

The parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time, an arbitrator, court or other tier of fact may modify and endorse the Agreement to the extent it believes to be reasonable under the circumstances.

14.	Severability.

If any provision of this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, such determination shall not affect the validity of any other provision of this Agreement, but such other provision shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

15.	Injunctive Relief.

The Executive understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in paragraphs 5 through 11 the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to both preliminary and permanent injunctive relief from the courts enjoining said breach or threatened breach. The Executive further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

16.	Entire Agreement and Modification.

Except for the Stock Restriction Agreement, dated as of May ___, 2005 between the Company and the Executive, this Agreement supercedes any and all prior understandings and agreements between the parties concerning the matters contained herein and specifically concerning the Company’s Creations, Trade Secrets and Confidential Information, as well as the Executive’s ability to solicit its customers, potential customers and employees. This Agreement may not be altered or amended except in writing, signed by the Executive and an authorized representative of the Company.

17.	Choice of Law.

The parties agree that this Agreement is to be governed by and construed under the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above mentioned.

COMPANY:	INTREXON CORPORATION

	By:	/s/ Robert P. Beech
Name: Robert P. Beech
Title: CEO

EXECUTIVE:

	By:	/s/ Thomas D. Reed
Thomas D. Reed

WITNESS:

/s/